Exhibit 99.1

UFP TECHNOLOGIES, INC.	Tel. 978-352-2200
172 East Main Street	www.ufpt.com
Georgetown, MA 01833 — USA	Contact: Ron Lataille

FOR IMMEDIATE RELEASE

May 9, 2006

UFPT ANNOUNCES RECORD FIRST QUARTER RESULTS

Georgetown, Mass. (May 9, 2006). UFP Technologies, Inc. (Nasdaq: UFPT), a manufacturer of packaging and component products, today reported a profit of $574,000, or $0.11 per diluted common share outstanding for its first quarter ended March 31, 2006. This represents a significant improvement over its 2005 first quarter net profit of $85,000, or $0.02 per diluted share outstanding. Sales for the quarter ended March 31, 2006 increased 33% to a record $24.1 million, from $18.2 million in the first quarter of 2005.

“We are extremely pleased with our results for the quarter,” said R. Jeffrey Bailly, President and CEO. “Demand for our products continues to be strong in almost all of our target markets, as evidenced by our 33% sales growth,” Mr. Bailly continued. “This was particularly true in the medical, military, and automotive markets.”

“In addition to our solid top-line growth, we have improved manufacturing efficiencies in our automotive business unit,” added Mr. Bailly. “Our large program in Georgia has ramped up very quickly and is now operating at a profit. In addition, we have significantly decreased material scrap and excess labor on several sunshade programs launched in 2005. This progress, coupled with strong performance in most of our other markets, is driving our improved results.”

“With improved operating results and cash flow, we have also reinvigorated our acquisition efforts, starting with our recent acquisition of Stephen Packaging in Miami, Florida,” Mr. Bailly said. “We believe a blend of internal growth and growth through acquisition, coupled with continuous efforts to improve our operating efficiencies, will position UFP Technologies for long-term success.”

UFP Technologies is a leading designer and manufacturer of interior protective packaging solutions using molded fiber, vacuum-formed plastics, and molded and fabricated foam plastic products. The Company also designs and manufactures engineered component solutions using laminating, molding, and fabricating technologies. The Company primarily serves the automotive, computers and electronics, medical, aerospace and defense, consumer, and industrial markets.

This news release contains forward-looking information that involves risks and uncertainties, including statements about the  Company’s strategies for growth, efforts to improve operating efficiencies and the Company’s belief about the long-term success of its strategies. Investors are cautioned that such forward-looking statements involve risks and uncertainties, including the ability of the Company to integrate Stephen Packaging Corporation in a timely, cost-effective manner without material loss of customers, risks associated with the identification of suitable acquisition candidates and the successful, efficient execution and integration of such acquisitions, recent increases and possible further increases in the cost of the Company’s raw materials and energy that the Company may not be able to pass through to its customers, other economic conditions that affect sales of the products of the Company’s packaging customers, the ability of the Company to obtain new customers, the ability of the Company to achieve positive results due to competition, decisions by customers to cancel or defer orders for its products that previously had been accepted, evolving customer requirements, difficulties associated with the roll out of new products, the costs of compliance with Sarbanes-Oxley related requirements, general economic and industry conditions and other factors. Accordingly, actual results may differ materially. Readers are referred to the documents filed by the

Company with the SEC, specifically the last reports on Forms 10-K and 10-Q. The forward-looking statements contained herein speak only of the Company’s expectations as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

Consolidated Condensed Statements of Income
($ in thousands, except Per Share data)

	Three Months Ended
	(unaudited)
	31-Mar-06	31-Mar-05
Net sales	$24,141	$18,192
Cost of sales	19,262	14,569
Gross profit	4,879	3,623
SG&A	3,657	3,050
Operating income	1,222	573
Interest expense, other income & expenses	295	435
Income before income taxes	927	138
Income taxes	353	53

Net income	$574	$85

Weighted average shares outstanding	4,874	4,731
Weighted average diluted shares outstanding	5,233	5,257

Per Share Data
Net income per share outstanding	$0.12	$0.02
Net income per diluted share outstanding	$0.11	$0.02

Consolidated Condensed Balance Sheets
($ in thousands)

	(Unaudited)
	31-Mar-06	31-Dec-05
Assets:
Current assets	$22,046	$23,580
Net property, plant, and equipment	10,625	10,973
Other assets	9,438	9,447
Total assets	$42,109	$44,000
Liabilities and stockholders’ equity:
Current liabilities	$17,914	$20,260
Long-term debt	7,385	7,650
Other liabilities	1,256	1,329
Total liabilities	$26,555	$29,239
Total stockholders’ equity	15,554	14,761
Total liabilities and stockholders’ equity	$42,109	$44,000